UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HILLTOP HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 21, 2022

This proxy statement supplement, dated July 13, 2022 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A of Hilltop Holdings Inc. (“Hilltop”), dated April 29, 2022 (the “Proxy Statement”), for Hilltop’s Annual Meeting of Stockholders to be held on July 21, 2022 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Tender Offer

On May 2, 2022, Hilltop announced the commencement of a modified “Dutch auction” tender offer to purchase shares of its common stock for an aggregate cash purchase price of up to $400 million, inclusive of the previously authorized stock repurchase program. On May 27, 2022, pursuant to its right to purchase up to an additional 2% of its outstanding shares, Hilltop completed its tender offer, repurchasing 14,868,469 shares of outstanding common stock, representing approximately 18.7 percent of the shares then outstanding, at a price of $29.75 per share for a total of $442.3 million, excluding fees and expenses. Hilltop funded the tender offer with cash on hand. As a result of share repurchases during 2022, Hilltop has no further available share repurchase capacity associated with its previously authorized stock repurchase program.

Voting Matters

Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement.